New World Fund, Inc.
333 South Hope Street
Los Angeles, California  90071-1406
Phone (213) 486-9320
Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$111,308
Class B	$1,040
Class C	$1,622
Class F1	$10,482
Class F2	$786
Total	$125,239
Class 529-A	$3,806
Class 529-B	$114
Class 529-C	$233
Class 529-E	$142
Class 529-F1	$162
Class R-1	$63
Class R-2	$782
Class R-3	$1,768
Class R-4	$1,334
Class R-5	$9,650
Class R-6	-
Total	$18,054

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5060
Class B	$0.1094
Class C	$0.0950
Class F1	$0.4988
Class F2	$0.5604
Class 529-A	$0.5190
Class 529-B	$0.1369
Class 529-C	$0.1339
Class 529-E	$0.3717
Class 529-F1	$0.5941
Class R-1	$0.1375
Class R-2	$0.1507
Class R-3	$0.3697
Class R-4	$0.5334
Class R-5	$0.6617
Class R-6	-

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	231,662
Class B	9,102
Class C	19,232
Class F1	25,043
Class F2	8,964
Total	294,003
Class 529-A	8,395
Class 529-B	853
Class 529-C	1,997
Class 529-E	435
Class 529-F1	325
Class R-1	731
Class R-2	6,430
Class R-3	6,308
Class R-4	3,809
Class R-5	10,018
Class R-6	5,177
Total	44,478

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$44.76
Class B	$43.87
Class C	$43.43
Class F1	$44.51
Class F2	$44.86
Class 529-A	$44.51
Class 529-B	$43.57
Class 529-C	$43.57
Class 529-E	$44.19
Class 529-F1	$44.55
Class R-1	$43.51
Class R-2	$43.50
Class R-3	$44.29
Class R-4	$44.68
Class R-5	$44.94
Class R-6	$44.85